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                                                                   EXHIBIT 15


                   AWARENESS LETTER OF INDEPENDENT ACCOUNTANTS

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:      Pride International, Inc.
                  Quarterly Report on Form 10-Q

         We are aware that our report dated May 15, 2003 on our review of interim financial information of Pride International, Inc. (the "Company") for the three-month periods ended March 31, 2003 and 2002 and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in Post-Effective Amendment No. 1 on Form S-8 to the Company's Registration Statement on Form S-4 (Registration Nos. 333-66644 and 333-66644-01) and in its Registration Statements on Form S-3 (Registration Nos. 333-40302, 333-40014, 333-44925 and 333-89604).



Very truly yours,

PricewaterhouseCoopers LLP

Houston, Texas
May 15, 2003